UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia  20191

(Address of principal executive offices)                  (Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

VCampus sold the following equity securities in transactions that were not registered under the Securities Act of 1933 on the dates indicated:

1.               On June 2, 2006, VCampus issued 50,000 shares of common stock to an investor upon the conversion of 25 shares of Series A-1 Preferred Stock at a conversion price of $0.50 per share. The investor’s shares of Series A-1 Preferred Stock were issued at a price of $1,000 per share.

2.               On June 30, 2006, VCampus issued a total of 55,473 shares of common stock to a consultant. Under the terms of the consulting agreement a fee of $18,750 is due at the end of each quarter. Such fee was paid in common stock valued at the average closing price of VCampus common stock for the five trading days immediately prior to the end of the quarter, or $0.338.

3.               On July 3, 2006, VCampus issued 84,000 shares of common stock to an investor upon the conversion of 42 shares of Series A-1 Preferred Stock at a conversion price of $0.50 per share. The investor’s shares of Series A-1 Preferred Stock were issued as partial payment of a finder’s fee in connection with the Series A-1 Preferred Stock private placement.

All of the foregoing convertible shares were originally issued by VCampus in connection with its December 2005 private placement financing, as disclosed in the VCampus Form 8-K filed with the SEC on December 14, 2005.

The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon section 4(2) of the Securities Act of 1933, as amended (the “Act”), or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about VCampus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION
Date: July 7, 2006

/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer